Exhibit 99.1

 Alnylam Pharmaceuticals Reports Third Quarter 2006 Financial Results

    Significantly Increased Revenues in 2006 Contributes to Strong
                          Financial Position


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Nov. 2, 2006--Alnylam
Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended September 30, 2006 and company highlights.

    "This was Alnylam's strongest quarter to date as measured by financial performance and revenues, where we've established a solid and sustainable foundation in R&D funding and milestone payments from pharmaceutical collaborators and licensees. In addition, we accomplished many important pipeline and business objectives during the period, as we continued to execute on our mission of building a leading biopharmaceutical company founded on RNAi," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "Alnylam's scientific, pipeline, and business leadership in the field of RNAi, combined with the recognition of the potential of RNAi with the 2006 Nobel prize and other recent industry activities, highlight the considerable and rare opportunity that exists in the development of an entirely new class of drugs. We believe that our accomplishments and events of this past period uniquely position Alnylam to build significant value from the advancement of RNAi therapeutics as innovative medicines."

    Cash, Cash Equivalents and Marketable Securities

    At September 30, 2006, Alnylam had cash, cash equivalents and marketable securities of $120.3 million compared to $80.0 million at December 31, 2005. The increase was primarily due to $62.2 million of net proceeds from the company's public offering of common stock in January 2006 and funding from its collaborators and licensees, including a $5.0 million upfront payment from the company's Biogen Idec collaboration agreement, offset by cash used to fund the company's operations.

    Revenues

    Revenues in the third quarter of 2006 were $8.2 million compared to $1.4 million during the third quarter of 2005. Included in revenues in the third quarter of 2006 were $5.5 million of expense reimbursement, milestone and amortization revenues related to the company's main collaboration with Novartis, and $1.0 million of expense reimbursement revenues related to the company's flu collaboration with Novartis as well as $1.2 million in revenues from the company's InterfeRx(TM) license program and reagent service license agreements.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended September 30, 2006 was $7.4 million, or $0.23 per share (including $1.7 million, or $0.05 per share of non-cash stock-based compensation expense) as compared to $10.7 million, or $0.51 per share (including $2.2 million, or $0.10 per share of non-cash stock-based compensation expense) in the third quarter of 2005.

    Research and Development Expenses

    Research and development (R&D) expenses were $12.8 million in the third quarter of 2006, which included $0.9 million of non-cash stock-based compensation, as compared to $8.0 million in the third quarter of 2005, which included $1.1 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to license fees, clinical trial costs related to the company's clinical program for respiratory syncytial virus (RSV) infection as well as higher external service costs associated with the company's pre-clinical RNAi therapeutic programs. Also contributing to the increase were higher costs related to an increase in R&D headcount over the past year to support the company's alliances and expanding product pipeline.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $4.0 million in the third quarter of 2006, which included $0.8 million of non-cash stock-based compensation, as compared with $4.1 million in the third quarter of 2005, which included $1.1 million of non-cash stock-based compensation. The decrease in G&A expenses was due primarily to lower non-cash stock-based compensation expenses partially offset by higher professional service fees due to increased business activities and higher facility related costs.

    Cash Guidance for 2006

    Alnylam continues to expect that its cash, cash equivalents and marketable securities balance will be greater than $115 million at December 31, 2006.

    "Our financial position was further strengthened this quarter as a result of our existing and new development collaborations and licensing arrangements, and we have already exceeded our goal of receiving greater than $15 million in alliance-based funding this year," said Patricia Allen, Vice President, Finance and Treasurer at Alnylam. "Although there will be variability in revenues from quarter to quarter, we expect to maintain a solid financial profile with a strong revenue base as a result of our existing and newly formed collaborations, balanced with planned investments in advancing our pipeline. We remain on track to achieve our cash guidance for the remainder of the year as we execute on our scientific, clinical, and business objectives for 2006."

    Third Quarter 2006 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Advanced Development of ALN-RSV01. Alnylam initiated a U.S. Phase I human clinical trial of an inhaled formulation of ALN-RSV01 to evaluate safety, tolerability, and pharmacokinetics in healthy adult volunteers. The inhaled formulation of ALN-RSV01 used in this Phase I study is a nebulized formulation and advances previous clinical work for ALN-RSV01 administered as an intranasal spray.

    -- Continued Progress with ALN-FLU01. Alnylam has demonstrated activity of ALN-FLU01 toward human clinical isolates of the H5N1 virus, and advanced this program in development activities together with its collaborator Novartis. In order to optimize delivery and finalize formulation development for ALN-FLU01, the timeline for filing an investigational new drug
        (IND) application will shift from as early as the end of 2006, to 2007.

    -- Initiated New Program with Merck. Alnylam announced today that it has initiated a new co-development program as part of its recently revised collaboration agreement with Merck. The new program is directed towards the development of an RNAi therapeutic product for an undisclosed disease target using systemic RNAi technology. Alnylam may co-promote any marketed product that results from this new program. In addition, Merck has selected two additional disease targets for the development of RNAi therapeutic products under the recently revised collaboration agreement with Alnylam, making Alnylam eligible for milestone payments and royalties.

    -- Provided Pre-Clinical Program Updates at Scientific Meetings. In the third quarter, Alnylam presented updates on its clinical and pre-clinical programs, including its work on microRNAs, at several peer-reviewed scientific meetings including:

          -- Hereditary Disease Foundation, August 2006;

          -- Europaediatrics, October 2006;

          -- Society for Neuroscience, October 2006; and

          -- Oligonucleotide Therapeutics Society, October 2006.

    -- Continued Progress with Systemic Delivery. Alnylam continued to make progress in therapeutic gene silencing with systemic delivery of RNAi therapeutics. As a result of the progress made to date with its collaborator, Inex Pharmaceuticals Corporation, the companies advanced to the next phase of the collaboration ahead of schedule. In addition, Alnylam has made significant progress in its research collaboration with the Massachusetts Institute of Technology on discovery and development of lipidoid nanoparticle formulations for systemic delivery of RNAi therapeutics, including those reported recently for its hypercholesterolemia program targeting PCSK9.

    Business Execution Highlights

    -- Formed New Alliance with Biogen Idec to Develop RNAi Therapeutics for the Potential Treatment of Progressive Multifocal Leukoencephalopathy (PML). PML is caused by infection of the central nervous system with a virus called JC virus and can occur in certain immune-suppressed patients, including those receiving immunomodulatory therapies. Under the terms of the collaboration, Alnylam received an upfront payment of $5.0 million in the quarter ended September 30, 2006, and could also receive more than $51.0 million in milestone payments, and substantial undisclosed royalties and utilization fees. Biogen Idec will fund all R&D activities.

    -- Strengthened Existing Collaboration with Merck. Alnylam and Merck amended their two existing RNAi collaboration agreements and consolidated the efforts into a single ongoing collaboration. The revised terms provide Alnylam with an opportunity to receive accelerated R&D funding at a much earlier stage and the potential for more than $120.0 million in milestone payments in addition to royalty payments or profit-sharing on any commercialized products resulting from the collaboration.

    -- Expanded Public Sector-Private Sector Partnership Efforts with Nearly $25 Million in Funding, and Established Alnylam Biodefense(TM). Alnylam significantly expanded its public sector-private sector partnership efforts this quarter, reflecting the broad potential for RNAi in biopreparedness and biodefense applications. Alnylam Biodefense was established to build a robust platform for developing RNAi therapeutics to combat natural or man-made biological threats that pose a potential risk to public health and national security.

          -- The National Institute of Allergy and Infectious Diseases
             (NIAID) awarded Alnylam a $23.0 million contract to advance the development of a broad spectrum RNAi anti-viral therapeutic against hemorrhagic fever virus, including the Ebola virus.

          -- The NIAID also awarded the company a Small Business
             Innovation Research (SBIR) grant of approximately
             $590,000 to advance the development of RNAi therapeutics for pandemic influenza.

          -- The Department of Defense Appropriations Act of 2007 includes $1.1 million of funding dedicated to Alnylam's ongoing development of RNAi therapeutics.

    -- Continued Leveraging of Intellectual Property for Near-Term Value Creation. Alnylam granted InterfeRx licenses to its fundamental intellectual property to two companies for development and commercialization of RNAi therapeutics toward specific targets that fall outside the core strategic areas of Alnylam and its major collaborators. Under these agreements, Alnylam received upfront payments and may receive annual payments, sublicense income, milestone payments, and royalties.

          -- Alnylam granted an InterfeRx license to Calando
             Pharmaceuticals, a majority-owned subsidiary of Arrowhead Research Corporation, to discover, develop, and commercialize an RNAi therapeutic toward a cancer target.

          -- Alnylam also granted an InterfeRx license to Quark
             Biotech, Inc. to discover, develop, and commercialize two RNAi therapeutics targeting the p53 and RTP801 genes for certain diseases, including renal failure and age-related macular degeneration, respectively.

    Intellectual Property Leadership Highlights

    -- Obtained Additional Issued Patent Broadly Covering RNAi Therapeutics from the United States Patent and Trademark Office (USPTO). A fundamental patent from Alnylam's exclusively held "Tuschl II" patent series was issued by the USPTO. This issued patent (U.S. Patent No. 7,078,196 or " '196 patent"), the second in the Tuschl II patent series to issue in the U.S. this year, broadly covers methods of making small interfering RNAs (siRNAs), the molecules that mediate RNAi, with or without chemical modifications that may be required to introduce "drug-like" properties in RNAi therapeutics.

    -- Expanded Global Leadership on Fundamental Intellectual Property for RNAi Therapeutics. Alnylam announced today that the New Zealand patent office has granted Patent No. 525888, which includes claims corresponding to the Tuschl II '196 and '704 (U.S. Patent No. 7,056,704) patents. The New Zealand patent includes claims on composition of matter, methods of use, and methods of making siRNAs.

    -- Extended Scope of Chemistry Intellectual Property. Alnylam announced today that two additional U.S. patents, licensed to Alnylam in connection with its 2004 alliance with Isis Pharmaceuticals, Inc. and covering chemical modifications of oligonucleotides that may be required for RNAi therapeutics, were issued. These issued patents are:

          -- U.S. Patent No. 7,122,649 which broadly covers
             5'-O-conjugated oligonucleotides having a plurality of 2'-modified nucleosides; and

          -- U.S. Patent No. 7,101,993 which covers compounds including 2'-O-modified purine nucleosides.

    Organizational Highlights

    -- Announced Management Transition in Business Development. Vincent Miles, Ph.D., Senior Vice President, Business Development, is planning to leave the company to pursue his interests in other areas. He will remain with Alnylam on a full-time basis through the end of the year and will then work through a transition period as the company identifies a replacement. Barry Greene, Chief Operating Officer of Alnylam, will expand his active involvement in and assume leadership responsibilities for all business development efforts, including ongoing pharmaceutical alliance discussions and InterfeRx licensing activities.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on November 2, 2006 to discuss third quarter activities and recent corporate developments. The call may be accessed by dialing 866-831-6162
(domestic) or 617-213-8852 (international) five minutes prior to the start time and provide the passcode 46346183.

    A replay of the call will be available from 6:30 p.m. ET on November 2, 2006 until November 9, 2006. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 73282738. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event, and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference, or RNAi, is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause highly targeted gene silencing.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection, which is the leading cause of hospitalization in infants in the U.S. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, and Biogen Idec. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. Alnylam is honored to be the "emerging/mid-cap" company recipient of the 2006 James D. Watson Helix Award, the biotechnology industry's award for outstanding achievement. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans and prospects, including, without limitation, statements related to future expectations, plans, and prospects, our clinical development plans for ALN-RSV01, ALN-FLU01 and our other product candidates, our product goals and business goals for 2006 and 2007, including without limitation, the filing of an IND for ALN-FLU01 and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.


                    ALNYLAM PHARMACEUTICALS, INC.
      UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share amounts)

                                Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                ------------------ -------------------
                                 2006      2005      2006      2005
                                -------- --------- --------- ---------

Net revenues                     $8,211    $1,413   $19,949    $4,164
                                -------- --------- --------- ---------

Costs and expenses:
 Research and development (1)    12,833     7,995    37,455    22,557
 General and administrative (1)   3,982     4,088    12,004    10,162
                                -------- --------- --------- ---------
   Total costs and expenses      16,815    12,083    49,459    32,719
                                -------- --------- --------- ---------
   Loss from operations          (8,604)  (10,670)  (29,510)  (28,555)
                                -------- --------- --------- ---------
Other income (expense):
 Interest income                  1,555       237     4,353       759
 Interest expense                  (265)     (244)     (733)     (717)
 Other (expense) income             (86)       (1)     (280)       90
                                -------- --------- --------- ---------
   Total other income (expense)   1,204        (8)    3,340       132
                                -------- --------- --------- ---------
Net loss                        $(7,400) $(10,678) $(26,170) $(28,423)
                                ======== ========= ========= =========

 Net loss per common share -
     basic and diluted (2)       $(0.23)   $(0.51)   $(0.83)   $(1.37)
                                ======== ========= ========= =========

Weighted average common shares
 used to compute basic and
 diluted net loss per common
 share                           32,122    20,914    31,465    20,674


(1) Non-cash stock-based
 compensation expense included
 in these amounts are as
 follows:
   Research and development        $883    $1,074    $3,331    $1,815
   General and administrative       831     1,122     2,364     1,780
(2) Non-cash stock-based
 compensation expense per
 common share included in net
 loss per common share amounts
 are as follows:                 $(0.05)   $(0.10)   $(0.18)   $(0.17)


                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

--------------------------------------- -------------- ---------------
                                        September 30,   December 31,
                                            2006            2005
--------------------------------------- -------------- ---------------
Cash, cash equivalents and marketable
 securities                                  $120,274         $80,002
Collaboration receivables                       4,847             609
Prepaid expenses and other current
 assets                                         1,706           1,803
Property and equipment, net                    12,856          10,580
Long-term restricted cash                       2,313           2,313
Intangible and other assets                     2,531           3,041
--------------------------------------- -------------- ---------------
Total Assets                                 $144,527         $98,348
--------------------------------------- -------------- ---------------
Other current liabilities                     $10,606          $7,750
Deferred revenue                               19,398          20,833
Notes payable, net of current portion           6,437           5,519
Deferred rent                                   3,310           2,467
Total stockholders' equity                    104,776          61,779
--------------------------------------- -------------- ---------------
Total Liabilities and Stockholders'
 Equity                                      $144,527         $98,348
--------------------------------------- -------------- ---------------

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2005.

    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             Director, Investor Relations and Corporate Communications or
             Patricia Allen, 617-551-8362
             Vice President, Finance and Treasurer